Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports third quarter results

LANSING, Mich., March 24, 2005 – Neogen Corporation (Nasdaq: NEOG) today reported third quarter net income per share of $0.14, which matched the prior year’s third quarter. The quarter, which ended Feb. 28, marks the 48th consecutive profitable quarter from operations for the company. Year-to-date, net income increased 11% to $4,471,000, or $0.53 per share from $0.48 in the prior year.

Year-to-date revenues for the first nine months of Neogen’s 2005 fiscal year were $46,748,000 — a 16% increase from $40,196,000 for the prior year’s comparable period. Third quarter revenues were $14,403,000 compared to $14,717,000 in FY 2004.

“While I am proud to report that we remain solidly profitable, I am not pleased to report that we did not meet the high expectations that our stockholders have come to expect from us, and we expect from ourselves,” said James Herbert, Neogen’s president. “Going forward, our performance will improve. Despite the temporary decrease in revenues for the first time in over five years, the company made solid progress in several fundamental areas during the quarter that will drive future growth.”

Neogen’s Animal Safety Division third quarter revenues increased 2.6% to $8,186,000 when compared to FY 2004. The division’s revenues were up 33% for the current fiscal year’s first nine months. Backorders of key injectable products, large prior year international rodenticide stocking orders, and a decline in sales of products marketed under the Triple Crown trade name offset growth in sales of veterinary instruments and life science products. Where necessary, additional suppliers have been identified and purchasing programs enhanced to ensure improved product availability.

Looking ahead, a number of recent developments point to improving Animal Safety revenues in upcoming quarters. Neogen recently reached an agreement to supply a major veterinary supplier with up to five million Ideal Instrument needle/syringe combinations annually to be used for the injection of small animal vaccines. The addition of important new veterinary products ThyroKare™, a thyroid replacement therapy, and UriCon™, a canine urinary incontinence product, will bolster veterinary pharmaceutical sales. Veterinary instrument sales remain strong, and rodenticide opportunities, both internationally and domestically, continue to be pursued and seized.

“Although we made significant progress in our efforts to consolidate operations and improve gross margins, we fell short of our sales goals for the quarter,” said Lon Bohannon, Neogen’s chief operating officer. “I am confident significant future opportunities can be realized in the quarters ahead to return Neogen to the growth levels we have come to expect based on historical results.”

Neogen’s Food Safety Division revenues decreased 7.7% in the fiscal year’s third quarter as compared to the same period of the prior year. Year-to-date, the division’s revenues were ahead of the prior year. A significant portion of the downturn from the division’s consistent growth rates can be attributed to the decline in sales of disposables associated with the company’s upgrade of its ATP sanitation monitoring system. Earlier in the year, Neogen replaced an outdated ATP monitoring system where it held only limited distribution rights with the superior AccuPoint™ instrument and disposable samplers developed and manufactured in-house. Long-term, the upgrade is expected to yield significant margin improvements and exceed revenues from the old system.

In February, Neogen began shipping a new sampler for use with the AccuPoint sanitation monitoring system that has helped convert lost ATP testing business, and should help capture new business. The AccuPoint Access is a new sampler designed specifically for testing tight spaces, such as filler heads used by bottlers. Thanks to the new sampler, Neogen won back a previously lost major soft drink bottling account.

Despite the process of moving into upgraded facilities, sales of Neogen’s Acumedia dehydrated culture media continued a strong advance in the third quarter, increasing 16.8% over comparable prior year figures year-to-date. New media business continues to be created in Neogen’s food safety markets, traditional media markets, and internationally. As a result of new efficiencies, Acumedia’s new facilities adjacent to Neogen’s Lansing, Mich., headquarters have provided a significant capacity increase, and sizable reductions in labor and overhead costs.

Also recently, scientists at the FDA’s Center for Veterinary Medicine (CVM) evaluated two test kits designed to detect animal proteins in animal feed, including Neogen’s Reveal test and one from a competitor. CVM researchers found that Neogen’s test outperformed the competitor based on studies conducted by multiple analysts. Neogen’s test never gave a false positive or negative result, no matter who was conducting the test. Scientific evidence has demonstrated a clear link between the practice of feeding cattle the rendered protein of ruminants with the spread of mad cow disease.

“The results of this validation, along with several others in Europe, are encouraging as the worldwide efforts to build a firewall against the spread of mad cow disease gain momentum,” said Herbert. “The European Union is now considering a feed safety program that would incorporate extensive testing, which would allow the resumption of animal protein feeding. Our test could be integral to the success of the EU’s feed safety program.”

Neogen’s Food Safety Division also has seen increased use and acceptance of many of its recently introduced products. The company continues as the leading food allergen test provider, adding a test for gluten (wheat), and launching improved milk allergen tests that detect both casein and whey proteins. Neogen’s dipstick test for aflatoxin is the quickest and easiest test on the market, and will soon be joined by a dipstick test for another major mycotoxin, DON. Neogen continues to place GeneQuence automated genetic probe test systems, which provide the rapid and extremely accurate processing of a large number of samples for pathogens such as Salmonella, Listeria, and E. coli O157:H7.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share)

	Quarter ended Feb. 28/29		Nine months ended Feb. 28/29
	2005	2004	2005	2004
Revenue
Food Safety	$6,217	$6,741	$20,893	$20,769
Animal Safety	8,186	7,976	25,855	19,427

Total revenue	14,403	14,717	46,748	40,196
Cost of sales	7,445	7,791	24,191	20,007

Gross margin	6,958	6,926	22,557	20,189
Other expenses
Sales & marketing	3,308	3,001	9,987	8,727
Administrative	1,169	1,368	3,849	3,423
Research & development	704	792	2,133	2,120

Total other expenses	5,181	5,161	15,969	14,270

Operating income	1,777	1,765	6,588	5,919
Other revenue (expense)	4	(23)	185	149

Income before tax	1,781	1,742	6,773	6,068
Income tax	567	559	2,302	2,040

Net income	$1,214	$1,183	$4,471	$4,028
Net income per diluted share	$0.14	$0.14	$0.53	$0.48

Other information:
Shares to calculate per share	8,561	8,512	8,516	8,345
Depreciation & amortization	$459	$308	$1,356	$926
Interest expense	23	32	76	32
Gross margin (% of sales)	48.3%	47.1%	48.3%	50.2%
Operating income (% of sales)	12.3%	12.0%	14.1%	14.7%
Revenue increase vs. FY 2004	(2.1)%		16.3%
Net income increase vs. FY 2004	2.6%		11.0%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28 2005	May 31 2004
Assets
Current assets
Cash & investments	$1,372	$1,696
Accounts receivable	11,070	9,924
Inventory	12,797	12,374
Other current assets	2,091	2,281

Total current assets	27,330	26,275
Property & equipment	12,216	10,952
Goodwill & other assets	23,375	22,748

Total assets	$62,921	$59,975

Liabilities & stockholders’ equity
Current liabilities	$4,802	$5,656
Other long-term liabilities	4,799	6,477
Stockholders’ equity—shares outstanding 8,143 in Feb. & 8,010 in May	53,320	47,842

Total liabilities & stockholders’ equity	$62,921	$59,975

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.